UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 8, 2005

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No. )

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On December 8, 2005, the Board of Directors (the “Board”) and the Nominating and Corporate Governance Committee of salesforce.com, inc. (the “Company”) approved a new compensation arrangement for all non-employee directors of the Company. The effective date of this arrangement for non-employee directors who joined the Board subsequent to the Company’s initial public offering is September 1, 2005. The effective date for non-employee directors who joined the Board prior to the Company’s initial public offering is the later of (a) the date following the full vesting of such director’s initial option grant, or (b) February 1, 2006.

Under this arrangement, new non-employee directors will receive an initial option to purchase 50,000 shares of Common Stock pursuant to the Company’s 2004 Outside Directors Stock Plan upon appointment or election. This initial option grant vests over four years, with 25% vesting after one year and the balance vesting on a monthly pro rata basis over the remaining period. Each non-employee director will also receive $1,250 for attendance at each Board and committee meeting, such meeting fees not to exceed $25,000 per year per director. Beginning after the first year of service on the Board, each non-employee director will receive a stock grant of 2,500 shares of fully vested Common Stock pursuant to the Company’s 2004 Outside Directors Stock Plan for service during the preceding quarter. In addition, following each quarter of service, the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee will receive $5,000, and the chair of the Audit Committee will receive $10,000. The Company will continue to reimburse its non-employee directors for travel, lodging and other reasonable expenses incurred in connection with attending Board and committee meetings.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2005	salesforce.com, inc.

/s/ David Schellhase
David Schellhase Senior Vice President and General Counsel